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                          COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                         THE ANDERSONS, INC.
                                       Six Months
 (In thousands, except for ratio)     Ended June 30             Year Ended December 31
                                     1996     1995      1995     1994     1993     1992      1991
Income from continuing operations   $5,703   $4,649   $10,188   $15,171  $11,080  $10,045  $ 4,506
Add:
  Interest expense on indebtedness   9,162    6,317    14,019     8,395    6,168    6,325    7,298
  Interest portion of rent expense   1,131    1,193     2,324     2,321    2,395    2,485    2,342
  Earnings                         $15,996  $12,159   $26,531   $25,887  $19,643  $18,855  $14,146
Computation of Fixed Charges
  Interest expense on indebtedness   9,162    6,317    14,019     8,395    6,168    6,325    7,298
  Interest portion of rent expense   1,131    1,193     2,324     2,321    2,395    2,485    2,342
  Fixed Charges                    $10,293   $7,510   $16,343   $10,716  $ 8,563  $ 8,810  $ 9,640
Ratio of earnings to fixed charges    1.55     1.62      1.62      2.42     2.29     2.14     1.47

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